EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-3, No. 333-88011, No. 333-62175, and No. 333-52474 of Wild Oats Markets,
Inc. and the Registration Statements on Form S-8, No. 333-66347 and No. 333-20539 pertaining to certain benefit plans of Wild Oats Markets, Inc. of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Current Report (Form 8-K) dated February 28, 2000; we hereby also consent to such inclusion.




                                             Ernst & Young LLP

San Antonio, Texas
February 28, 2000

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